Exhibit 10.10.1
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT, dated as of September 10, 2009 (this “Agreement”), by and between Transmark Fcx Limited, a company incorporated in England (Company Registration Number 03471259) (the “Employer”), and Neil Philip Wagstaff (the “Executive”) (each of the Employer and the Executive a “Party” and, collectively, the “Parties”).
          WHEREAS, pursuant to the Stock Purchase Agreement, dated as of September 10, 2009 (the “Stock Purchase Agreement”), by and among Transmark FCX Group B.V., Buyer (as defined in the Stock Purchase Agreement), PVF Holdings LLC and the shareholders listed on Schedule 1 thereto, Buyer will acquire all of the issued and outstanding capital stock of Transmark FCX Group B.V. on the Closing Date (as defined in the Stock Purchase Agreement);
          WHEREAS, on May 1, 2000, the Employer (formerly known as Transmark Heaton Valves Limited) and the Executive entered into a Service Agreement (the “Previous Agreement”); and
          WHEREAS, the Previous Agreement is hereby superseded by this Agreement, which reflects the terms and conditions of the Executive’s employment with the Employer as of the Effective Date (as defined below).
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
1.	Employment
1.1.	Term. The Employer agrees to employ the Executive, and the Executive agrees to be employed by the Employer pursuant to this Agreement, for a period commencing on the Closing Date (such date, the “Effective Date”) and ending on the earlier of (i) the fifth (5th) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”).

1.2.	Duties. During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall hold the title of Executive Vice President of McJunkin Red Man Holding Corporation, a Delaware corporation (“Holdco”) and such other positions as an officer or director of the Employer, PVF Holdings LLC, a Delaware limited liability company (“PVF”), or their respective subsidiaries (the Employer, PVF and each of their subsidiaries, shall be referred to as the “Group”) as the Executive and the Chief Executive Officer of McJunkin Red Man Corporation, a Delaware corporation, (the “CEO”), or such other person designated by the CEO (the “CEO’s Designee”), shall mutually agree from time to time. From the Effective Date through December 31, 2010, the Executive shall also retain the title of Chief Executive Office of the Employer. The Executive shall perform such duties, functions and responsibilities commensurate with the Executive’s positions as reasonably directed by the CEO or the CEO’s Designee.

1.3.	Exclusivity. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Group, shall faithfully serve the Group, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO or the CEO’s Designee, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Group and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may sit on the boards of other companies with the consent of the CEO or the CEO’s Designee, which shall not be unreasonably withheld.

1.4.	Compliance with Group Policies and Restrictions on Interests. During the Term, the Executive (i) shall comply with Group policies in force from time to time including those in relation to the disclosure of interests and (ii) shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined in Section 8.4); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or traded on the London Stock Exchange or any other internationally recognized stock exchange, standing alone, be prohibited by this Section 1.4 so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.
2.	Compensation
2.1.	Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Employer shall pay to the Executive a salary at an annual rate of £212,500 (the “Base Salary”), payable in monthly instalments on or about the last Thursday of each month. The Base Salary shall be reviewed annually and may be adjusted upward by the Board of Directors of Holdco (the “Board”) (or a committee thereof), in its discretion, based on competitive data and the Executive’s performance. No increase in Base Salary shall limit or reduce any other right or obligation to the Executive under this Agreement and the Base Salary shall not be reduced at any time (including after any such increase).

2.2.	Annual Bonus. Beginning with the fiscal year that commences on January 1, 2010, for each completed fiscal year during the Term, the Executive shall be eligible to receive additional cash incentive compensation pursuant to the annual bonus plan of Holdco in effect at such time (the “Annual Bonus”). The target Annual Bonus shall be one hundred percent (100%) of the Executive’s Base Salary as in effect at the beginning of such fiscal year with the actual Annual Bonus to be based upon such individual and/or Employer and/or Group performance criteria established for each such fiscal year by the Board. In respect of fiscal year 2009, the Executive shall be entitled to receive a bonus on the basis determined by the Employer prior to the Effective Time and as set forth in Exhibit A.
2.3.	Equity. The Executive shall be granted stock options to purchase shares of common stock of Holdco as determined by the Board from time to time, with the terms of such stock options to be determined by the Board in its discretion.

2.4.	Employee Benefits. From the Effective Date through December 31, 2011, the Executive shall participate in the same employee benefit plans and programs in which he participates as of the Effective Date. Thereafter during the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Employer as in effect from time to time on a substantially similar basis as other senior executives of Holdco.

2.5.	Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Employer’s vacation policy as in effect from time to time. Notwithstanding the foregoing, the Executive shall be entitled to all statutory and other customary holidays in England and Wales, and to twenty five (25) days holiday per calendar year to be taken at such times as may be approved by the CEO or the CEO’s Designee. Such entitlement shall accrue from day to day. No more than five (5) days of holiday to which the Executive was entitled in the previous year but which he did not take during such previous year may be carried forward to any subsequent year without the consent of the CEO or the CEO’s Designee. If the Executive has on the termination of his employment hereunder, howsoever caused, any unused holiday entitlement, he shall be entitled to payment in lieu thereof. If, on termination, he has taken holiday in excess of such entitlement, there shall be deducted from any final payment due to him a sum in respect of each such day taken. For the purpose of this section, the formula for calculating any payment or repayment will be 1/260 of the Executive’s basic annual salary for each relevant holiday day.

2.6.	Business Expenses. The Employer shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Employer as approved by the CEO or the CEO’s Designee and in effect from time to time.
3.	Termination of Employment
3.1.	Generally. The Employer may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Employer for Cause (as defined in Section 8.1)) at any time upon not less than thirty (30) days’ notice to the other Party or in the case of notice to be given by the Employer, such longer period as may be required to be given under the provisions of the Employment Rights Act 1996. Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, any unreimbursed expenses in accordance with Section 2.6 hereof and, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Employer and its affiliates through the date of termination of employment (collectively, the “Accrued Amounts”).
3.2.	Certain Terminations
a)	Termination by the Employer other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated during the Term by the Employer other than for Cause or Disability (as defined in Section 8.2), or by the Executive for Good Reason (as defined in Section 8.3), the Executive shall be entitled to: (i) the Accrued Amounts, (ii) a pro-rata bonus for the fiscal year of termination, based on actual performance through the end of the applicable fiscal year and the number of days that have elapsed in the fiscal year through the date of termination (a “Pro-Rata Bonus”), (iii) payment of an amount equal to the sum of one-twelfth (1/12) of Base Salary and one-twelfth (1/12) of the target Annual Bonus each month for eighteen (18) months following termination (the “Severance Payments”) and (iv) continuation of private medical benefits on the same terms as active senior executives for eighteen (18) months following termination (“Medical Continuation”). The Severance Payments and Medical Continuation shall be reduced by any period of notice given to the Executive that exceeds thirty (30) days where that additional period of notice is served by the Executive. The Employer’s obligations to make the Severance Payments and to provide Medical Continuation shall be conditioned on: (i) the Executive’s continued compliance with his obligations under Section 4 of this Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in substantially the form attached hereto as Exhibit B. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Agreement, the Executive shall immediately return to the Employer any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a), and the Medical Continuation shall immediately terminate. Subject to Section 3.2(c), the Employer will commence payment of the Severance Payments as soon as practicable following the effectiveness of the Release. Any Pro-Rata Bonus will be paid at the time Holdco ordinarily pays incentive bonuses to its executives with respect to the fiscal year in which the termination occurs.

b)	Termination upon Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive (or the Executive’s estate, if applicable) will receive (i) the Accrued Amounts, and (ii) a Pro-Rata Bonus.

c)	Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Agreement.
3.3.	Resignation from All Positions. Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any member of the Group or from any officer or directorship which he holds by virtue of the employment. The Executive shall cooperate with the Employer in effecting any removal or resignation and shall execute any document or do anything which is necessary to give effect thereto. By entering into this Agreement the Executive irrevocably appoints the Employer as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with this Section 3.3. If there is any doubt as to whether such execution (or other thing) has been carried out within the authority conferred by this Section 3.3 a certificate in writing (signed by any director of the Employer) will be sufficient to prove that the act or thing falls within that authority.

3.4.	Cooperation. Following the termination of the Executive’s employment with the Employer for any reason, the Executive agrees to reasonably cooperate with the Group upon reasonable request of the CEO or the CEO’s Designee and to be reasonably available to the Group with respect to matters arising out of the Executive’s services to the Employer and other members of the Group. The Employer shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.
4.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights
4.1.	Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Employer, the Executive will be exposed to and will receive information relating to the confidential affairs of the Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Employer and other members of the Group and other forms of information considered by the Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Employer and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the Executive’s employment with the Employer without the prior written consent of the Employer and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Employer, unless required by law to disclose such information, in which case the Executive shall provide the Employer with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction.
No provision of this Section 4.1 shall prevent the Executive from making a protected disclosure in accordance with the provisions of the Employment Rights Act 1996.

Upon termination of the Executive’s employment with the Employer, the Executive shall promptly supply to the Employer all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Employer, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that the Executive may retain his full rolodex or similar address and telephone directories.

4.2.	Non-Competition. By and in consideration of the Employer entering into this Agreement and the payments made and the benefits provided hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Employer and other members of the Group, the Executive agrees that the Executive shall not for eighteen (18) months after termination of his employment (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined in Section 8.5); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Exchange Act or traded on the London Stock Exchange or any other internationally recognized stock exchange, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. During the Restriction Period, upon request of the Employer, the Executive shall notify the Employer of the Executive’s then-current employment status.
4.3.	Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee or consultant of the Employer or any other member of the Group where such employee or consultant was a person who immediately prior to the end of the Executive’s employment (the “Termination Date”) or in the six (6) months prior thereto reported directly to the Executive or to a person who reported directly to the Executive or with whom the Executive worked closely at any time during the period of six (6) months prior to the Termination Date.

4.4.	Interference with Business Relationships. During the Restriction Period the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Employer or any other member of the Group, in respect of whom the Executive had access to confidential information or with whose custom or business the Executive or employees reporting to him were personally concerned, to terminate its relationship or otherwise cease doing business in whole or in part with the Employer or its subsidiaries or affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Employer or any other member of the Group and any of its or their customers or clients so as to cause harm to the Employer or the relevant member of the Group.

4.5.	Intellectual Property Rights.
a)	The Executive may make or create Intellectual Property Rights (as defined in Section 8.4) in the course of his duties performed pursuant to the Agreement and he agrees that he has a special obligation to further the interests of the Employer and those of other members of the Group in relation to their business in this respect.

b)	Where the Executive makes or creates any Intellectual Property Rights which may be of benefit to the Employer or any other member of the Group, he shall inform the Employer in writing and such Intellectual Property Rights shall be owned absolutely by the Employer to the extent permitted by law. The Executive shall enter into all documents and do all things necessary to ensure such ownership. The Executive waives all moral rights therein.

c)	Rights and obligations under this Section 4.5 will continue after the termination of this Agreement in respect of all Intellectual Property Rights made or obtained during the Executive’s employment with the Employer and will be binding on the personal representatives of the Executive.

d)	The Executive agrees that he will not by his acts or omissions do anything which would or might prejudice the rights of the Employer under this Section 4.5.

e)	By entering into this Agreement the Executive irrevocably appoints the Employer to act on his behalf to execute any document and do anything in his name for the purpose of giving the Employer (or its nominee) the full benefit of the provisions of this Section 4.5 or the Employer’s entitlement under statute. If there is any doubt as to whether such execution (or other thing) has been carried out within the authority conferred by this Section 4.5, a certificate in writing (signed by any director or the secretary of the Employer) will be sufficient to prove that the act or thing falls within that authority.
4.6.	Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties agree not to disclose the terms of this Agreement to any Person; provided that the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further.

4.7.	Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Employer for which the Employer would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Employer shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Employer may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Employer to the Executive. The terms of this Section 4.7 shall not prevent the Employer from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Employer further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Employer and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.
5.	Representation. The Executive and the Employer each represents and warrants that (i) he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Agreement and (ii) he or it is not otherwise unable to enter into and fully perform his or its obligations under this Agreement.

6.	Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Employer, the Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Employer and its subsidiaries and affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Employer or any of its subsidiaries, affiliates, employees, officers, directors or stockholders.

7.	Withholding and Deductions. The Employer will withhold from any amounts payable under this Agreement such deductions as it is required to make pursuant to any applicable law or regulation and any amount which the Executive owes to the Employer or any other member of the Group and the Executive hereby consents to such deduction.

8.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
8.1.	“Cause” shall mean the Executive’s (i) continuing failure, for more than ten (10) days after the Employer’s written notice to the Executive thereof, to perform such duties as are reasonably requested by the Employer; (ii) failure to observe material policies generally applicable to officers or employees of the Employer unless such failure is capable of being cured and is cured within ten (10) days of the Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Employer or any other member of the Group; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Employer or any other member of the Group or being charged with or convicted of any arrestable criminal offence (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or (v) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within ten (10) days of the Executive receiving written notice of such violation.

8.2.	“Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Employer or its affiliates in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365-day period irrespective of whether such days are consecutive.

8.3.	“Good Reason” shall mean (i) a material and adverse change in the Executive’s duties or responsibilities; (ii) a reduction in the Executive’s Base Salary or target Annual Bonus; or (iii) breach by the Employer of any material provision of this Agreement; provided, that the Executive must give notice of termination for Good Reason within sixty (60) days of the occurrence of the first event giving rise to Good Reason.

8.4.	“Intellectual Property Rights” means patents, copyrights, database rights, registered and unregistered design rights, utility models, trade marks, and any other intellectual property rights throughout the world, applications for registration of any of the same, confidential information and knowhow, whether in each case registered or unregistered.
8.5.	“Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of the Employer or any other member of the Group or (ii) proposed to be conducted by the Employer or any other member of the Group in their respective business plans as in effect at that time.
9.	Miscellaneous.
9.1.	Indemnification. The Employer shall indemnify the Executive to the fullest extent provided under the Employer’s Articles of Association. The Employer and other members of the Group shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the CEO, CEO’s Designee or Board shall, in good faith, deem appropriate for coverage of directors and officers of the Employer and Group.

9.2.	Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3.	Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. To the extent permitted by law, no person other than the Parties and other members of the Group shall have the right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999 although this does not affect any other right or remedy of any third party which exists or is available other than under that Act.

9.4.	UK Statutory Information. Exhibit C to this Agreement contains the information required to be given for the purposes of the Employment Rights Act 1996.

9.5.	Data Protection Act 1998. For the purposes of the Data Protection Act 1998 (the “DPA”) the Executive gives his consent to the holding, processing and disclosure of personal data (including sensitive data within the meaning of the DPA) provided by the Executive to the Employer and Group for all purposes relating to the performance of this Agreement including, but not limited to:
a)	administering and maintaining personnel records;

b)	administering and maintaining personnel records;

c)	paying and reviewing salary and other remuneration and benefits;

d)	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

e)	undertaking performance appraisals and reviews;

f)	maintaining sickness and other absence records;

g)	taking decisions as to the Executive’s fitness for work;

h)	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

i)	providing information to future purchasers of the Employer or of the business in which the Executive works; and

j)	transferring information concerning the Executive to a country or territory outside the European Economic Area.
The Executive will comply with the Employer’s policies on data protection matters.

9.6.	Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Employer:	Transmark Fcx Limited
Heaton House
Riverside Drive
Cleckheaton
West Yorkshire BD19 4DH

copy to:	McJunkin Red Man Holding Corporation
8023 E. 63rd Place
Tulsa, OK 74133
Attention: General Counsel
Facsimile: 001 866-815-5063

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert C. Schwenkel, Esq.
Facsimile: 001 212-859-4000

If to the Executive:	at his principal office at the Employer
(during the Term), and at all times to his
principal residence as reflected in the records
of the Employer.
All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner then set forth.

9.7.	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of England.

9.8.	Power of Attorney. The Executive hereby appoints the Employer to act as his attorney with authority in his name and on his behalf to execute any deed or instrument and generally to use his name for the purposes set out in Sections 3.3 and 4.5. The Executive hereby declares that this power of attorney is given to secure his obligations under Sections 3.3 and 4.5 of this Agreement and shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

9.9.	Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this

Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
9.10.	Entire Agreement. From and after the Effective Date this Agreement shall constitute the entire agreement between the Parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof.

9.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

9.12.	Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Employer.

9.13.	General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

9.14.	Mitigation. Notwithstanding any other provision of this Agreement, (i) the Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by the Employer, whether by seeking employment or otherwise and (ii) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
[signature page follows]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TRANSMARK FCX LIMITED

By:	/s/ G.P. Krans

Name: G.P. Krans
Title: Authorized Representative

Executed as a Deed

EXECUTIVE

/s/ Neil Philip Wagstaff

Neil Philip Wagstaff

in the presence of

/s/ W.A. Harrison

Witness signature

Name:	W.A. Harrison

Occupation:	Solicitor